EX-28(d)(4)(ee)(i)

AMENDED AND RESTATED - SCHEDULE A

Effective July 1, 2021

Fee Schedule

The Investment Manager will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Managed Portion of the Fund during the month. The Investment Manager shall pay to the Sub-Adviser compensation at an annual rate of the average daily net assets of the Fund as follows:

Assets	Percent of the Average Daily Net Assets
$0 - $250 million $250 million to $375 million $375 million to $500 million Over $500 million	0.30% 0.28% 0.26% 0.20%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed by their duly authorized officers and duly attested as of the 1st day of July, 2021.

MONDRIAN INVESTMENT PARTNERS LIMITED		LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ David Tilles	By:	/s/Harold Singleton III
Name:	David Tilles	Name:	Harold Singleton III
Title:	Executive Chairman	Title:	Vice President/Managing Director

Agreed to and accepted as of the day and year above written:

LVIP GLOBAL INCOME FUND, a series of Lincoln Variable Insurance Products Trust

By:	/s/Harold Singleton III

Name:	Harold Singleton III
Title:	Vice President/Managing Director